EXHIBIT 10.1

November 24, 2010

Mr. Robert Alfano, President

Domain Capital, LLC

2050 Center Avenue, Suite 600

Fort Lee, NJ 07024

Re:	Assignment Letter Relating to Lease No.1356

Dear Mr. Alfano:

I refer you to the proposed Lease Agreement, dated November 24, 2010 and Attachment “A” to the Lease Agreement (hereinafter referred to as “Attachment”). The Lease Agreement and Attachment are attached hereto and incorporated herein by reference.

To effectuate the transaction contemplated by the Lease Agreement, Daniel O’Donnell, on behalf of Banks.com, Inc., hereby assigns, sells and otherwise transfers, all of its right, title and interest in the domain name www.banks.com (the “Domain Name”) to Domain Capital, LLC in exchange for the payment by Domain Capital to Banks.com, Inc. of $600,000.00, in cash, which shall be paid via wire transfer to an account specified in writing by Banks.com, Inc. The Domain Name shall be registered, owned and maintained by Domain Capital in accordance with the terms of the Lease Agreement and Attachment “A”.

If this letter agreement, the Lease Agreement and Attachment “A”, accurately reflect our agreement and understanding, please so indicate by signing this letter in the space below.

Very truly yours,

Banks.com, Inc.

By:	/s/ Daniel M. O’Donnell
Daniel O’ Donnell, Chief Executive Officer

Accepted and Agreed:

Domain Capital, LLC

By:	/s/ Robert Alfano
Robert Alfano, President

222 Kearny Street Suite 550, San Francisco CA 94108, T 415.962.9700 F 415.962.9702

SIDE LETTER AGREEMENT

December 7, 2010

Reference is made to that certain sale-leaseback arrangement between Banks.com, Inc. (“Banks.com”) and Domain Capital, LLC (“Domain Capital”), consisting of (1) an assignment agreement (the “Assignment Agreement”) providing for the transfer by Banks.com of the domain name “banks.com” (the “Domain”) to Domain Capital in exchange for $600,000.00 in financing; (2) a Lease Agreement (the “Lease Agreement”) providing for Banks.com to lease back the Domain from Domain Capital for a five year term and (3) an Option to Purchase (the “Option”) providing for the grant by Domain Capital to Banks.com of an option to purchase the Domain, during the term of the Lease Agreement for a prepayment amount as set forth in the Lease Agreement or, upon expiration of the term of the Lease Agreement, for nominal consideration . The Assignment Agreement, the Lease Agreement and the Option are collectively referred to herein as the “Agreements.”

In connection with the closing of the transactions contemplated by the Agreements, the undersigned hereby acknowledge and agree as follows:

1.	Pursuant to Section 10 of the Lease Agreement, Banks.com shall pay to Domain Capital a security deposit in the amount of $28,547.92.

2.	Pursuant to the Assignment Agreement, Domain Capital shall pay to Banks.com an amount equal to $600,000.00 for the assignment of the Domain.

3.	At the closing of the transactions contemplated by the Agreements, Domain Capital shall pay to Banks.com $571,452.08, which represents the net amount due to Banks.com under the Agreements.

4.	Domain Capital represents and warrants that it has wired funds in the amount of $571,452.08 to Banks.com on December 7, 2010.

5.	Banks.com represents and warrants that it received $571,452.08 from Domain Capital on December 7, 2010.

6.	The parties acknowledge and agree that the Agreements contemplate a simultaneous signing and closing, which shall be deemed December 7, 2010 for all purposes, notwithstanding anything to the contrary set forth in the Agreements.

[ Signatures on Following Page ]

BANKS.COM, INC.

By:	/s/ Daniel O’Donnell

Name:	Daniel O’Donnell

Title:	President & CEO

DOMAIN CAPITAL, LLC

By:	/s/ Robert Alfano

Name:	Robert Alfano

Title:	President